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                        ALLEGHENY ENERGY SOLUTIONS, INC.
                        STATEMENT OF INCOME
                        FOR THE PERIOD ENDED JUNE 30, 2000



                                         Three Months Ended Year To Date Ended
                                         June 30, 2000      June 30, 2000


OPERATING REVENUES:
   Wholesale and Other                      $337,265            $798,512
                                             337,265             798,512
      Total Operating Revenues

OPERATING EXPENSES:
  Customer Accounting & Services              24,124              34,726
  Administrative & General                   852,215           1,194,927
      Total Operation & Maintenance          876,339           1,229,653

   Depreciation
   Taxes other than income taxes              12,636              17,340
   Federal and state income taxes           (228,925)           (186,091)
              Total Operating Expenses       660,050           1,060,902
              Operating Income              (322,785)           (262,390)

Other Income, Net                             97,688             181,836

Interest Charges                                   0                   0


Net Income                                 ($225,097)           ($80,554)